Exhibit 10.1

Thomas L. Thimot
Chief Executive Officer
tomthimot@authid.ai

April 25, 2022

PRIVATE AND CONFIDENTIAL

Hang Thi Bich Pham

7208 Cielo Azul Pass

Austin, TX 78732

Re: Employment Offer

Dear Annie:

On behalf of the Board of Directors (“Board”) of Ipsidy Inc. dba authID.ai (the “Company”) I take pleasure in extending you this offer to join the Company as the Chief Financial Officer reporting to the Chief Executive Officer (“CEO”) of the Company. This offer is subject to formal approval and resolutions of the Board. As part of your responsibilities, you will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

Job Description

Your job responsibilities will include the following:

●	Timely and accurate annual and quarterly financial reporting in accordance with Securities & Exchange Commission (“SEC”) rules and regulations, applicable law and United States Generally Accepted Accounting Principles (“GAAP”);
●	Management of the Finance Department of the Group and oversight of all financial personnel, accounting systems, procedures and policies of the Group;
●	Establishing and maintaining adequate financial controls, sufficient as a minimum to enable your appropriate certification of the Company’s annual and quarterly reports in accordance with SEC rules;
●	Managing the treasury functions for the Group, as well as all borrowings, debt facilities and equity fundraising, subject to the approval of the Board;
●	Undertaking financial planning for the Group, including preparing annual and other budgets and projections and managing in compliance with such budgets as may be approved by the Board;
●	Monthly management reporting and analysis for the CEO and the Board;
●	Investor relations to the extent reasonably requested by the CEO;
●	Undertake such other responsibilities and tasks as are usual and customary for the position of CFO, as well as those responsibilities and tasks reasonably assigned to you from time to time by the CEO.

Compensation

Your compensation package shall consist of the following:

(a) Initial base salary of $275,000 per annum, which will be payable semi-monthly in arrears. Your salary will be reviewed by the Company from time to time and may thereafter be increased.

Ipsidy Inc. • 670 Long Beach Boulevard, • Long Beach, New York 11561 • Tel +1 516 274 8700 •. www.authid.ai

Hang Thi Bich Pham

April 25, 2022

(b) You will also be eligible for an annual target bonus equal to forty percent (40%) of your base salary (pro-rated for the year 2022 by reference to your start date) based on achievement of performance milestones, calculated and payable in accordance with the corporate milestones approved by the Board for the year 2022. For subsequent fiscal years the bonus shall be subject to performance targets to be mutually agreed between you and the Compensation Committee of the Board (the “Committee”);

(c) At the outset of your employment you shall receive a signing bonus in the amount of $25,000.00 payable on the first payroll date not less than 30 days after the date of commencement of your employment, which will be fully refundable to the Company if you leave our employment voluntarily or are terminated for Cause (as defined in the Executive Retention Agreement) prior to the first anniversary of the commencement of your employment.

(d) At the outset of your employment you will be provided with an initial grant of options to purchase 350,000 shares of Common Stock of $0.0001 par value in the Company (“Common Stock”), vesting subject to achievement of performance and service conditions as set forth in the option grant attached hereto as Exhibit “A”. The exercise price of the options shall be equal to the closing price of the Common Stock on the date of grant, the Exercise Period shall be 10 years and the other terms of the options shall be as set forth in the aforementioned option grant.

(e) You may be eligible for equity incentive grants and cash bonus awards, subject to your continued employment and satisfactory job performance, which may be made from time to time, by the Board or Committee. Terms and conditions of all your equity incentive grants, will be as determined by the Board or Committee and in accordance with the terms of the Company’s equity incentive plan in effect at the time of each such grant.

(f) An Executive Retention Agreement in the form attached hereto as Exhibit “B”.

(g) All payments of compensation made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

With respect to additional terms of your employment, the following will apply:

1.	At Will Employment. Your employment shall start on June 2, 2022 or such other date as may be agreed. While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and may be terminated at any time upon written notice and without prior warning. Further, your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and authorized by the Chief Executive Officer (“CEO”).

2.	Location and Travel. You will work remotely at your home office. As part of your duties you will be required to travel as necessary to perform your duties and responsibilities, including visiting Group’s offices in the locations where they may exist from time to time and attending Group personnel and team meetings from time to time.

Hang Thi Bich Pham

April 25, 2022

3.	Working Hours. You will be expected to devote your full time and attention to your employment, to the extent necessary to carry out your duties hereunder. Because of the nature of your position, and as an exempt employee you will be required to work outside of usual working hours, where the circumstances and business needs require it. You shall not engage or be involved in any other business activity without the approval of the CEO.

4.	Paid Time Off. You will be entitled to Paid Time Off in accordance with the provisions of the Company’s Employee Handbook, which has an unlimited reasonable PTO policy, in addition to all public holidays when the office is closed. Vacation may be taken upon reasonable prior notice to the CEO. The Company’s Employee Handbook contains further provisions relating to your entitlement and the taking of Paid Time Off.

5.	Sick & Personal Days. Paid Time Off may be used for sick or personal days. The Company’s Employee Handbook contains further provisions relating to the taking of sick or personal days.

6.	Benefits. You will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. The Company currently offers the benefits that are detailed in the Employee Handbook.

7.	Expense Reimbursement. In accordance with Company policies from time to time, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.	Confidentiality and Assignment of Inventions. As an employee and executive of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit “C” as a condition of your employment.

9.	Covenants Not to Compete. During the term of this Agreement and, with respect to paragraphs 9(b) and (c) only, for the period of six (6) months after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)	be employed, or engaged as an independent contractor, consultant, or in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist during your employment -- the Group’s businesses currently consist of its biometric identity verification products and services;

(b)	whether as an employee, independent contractor, consultant, advisor, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during your employment or on the date of your separation from the Company, with any entity, which is or was a customer of the Group(or was in negotiation to become a customer of the Group), as of or at any time within six (6) months prior to your separation date, nor cause any such customer to enter into any such competitive agreement with any third party.

Hang Thi Bich Pham

April 25, 2022

(c)	whether on your own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to your separation date.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

10.	Pre-existing obligations. You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder. To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis. You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you. In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

11.	Governing Law & Jurisdiction. This offer and your employment shall be governed by and construed in accordance with the laws of the State of Texas. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in Georgia, in connection with any dispute or proceedings arising out of or relating to this offer and your employment, and each of us hereby submits to the exclusive jurisdiction of such courts.

12.	Amendment. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

13.	Other Documents. Your employment is subject to Executive Retention Agreement (in the form annexed hereto) and the Employment Handbook and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion. As a condition of your employment you will also be required to enter into certain standard undertakings and consents regarding security, confidentiality and use of the Group’s facilities and property. As part of our objective of continuous improvement and in order to comply with certain customer and audit requirements, you will also be required to undergo training at least annually on various matters including data security and sexual harassment. In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks, and by signing this letter you hereby consent to our undertaking such reference and background checks.

14.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

Hang Thi Bich Pham

April 25, 2022

15.	Severability. If any provision of this letter or the application thereof is held invalid by a court, arbitrator or government agency of competent jurisdiction, you agree that such a determination of invalidity shall not affect other provisions or applications of the letter which can be given effect without the invalid provisions and thus shall remain in full force and effect or application.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return an original of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

Ipsidy Inc. dba authID.ai

By:	/s/ Thomas L. Thimot
Thomas L. Thimot, CEO

AGREED & ACCEPTED:

/s/ Hang Thi Bich Pham
HANG THI BICH PHAM	Dated: April 25, 2022

EXHIBIT A

IPSIDY INC.

NON-STATUTORY STOCK OPTION AGREEMENT

This Non-Statutory Stock Option Agreement (“Agreement”) is made and entered into as of the date set forth below, by and between Ipsidy Inc., a Delaware corporation (the “Company”), and the following director, employee or consultant of the Company (“Optionee”):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1.	Option Information.
	(a)	Date of Option:
	(b)	Optionee:	Hang Thi Bich Pham
	(c)	Number of Shares:	350,000
	(d)	Exercise Price:	$
	(e)	Expiration Date:
	(f)	Vesting:	See Section 5

2.	Acknowledgements.
(a)	Optionee is an Employee of the Company.

(b) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted a 2021 Equity Incentive Plan (the “Plan”), pursuant to which this Option is being granted and which Plan is registered under the Securities Act of 1933, as amended (the “Securities Act”); and

(c) The Board has authorized the granting to Optionee of a non-statutory stock option (“Option”) to purchase shares of common stock of the Company (“Stock”) upon the terms and conditions hereinafter stated.

3. Shares; Price. Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash, pursuant to a Cashless Exercise as set forth in Section 6(b), or for other consideration as is authorized under the Plan and acceptable to the Board, in its sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the date hereof.

4. Term of Option; Continuation of Service. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, ten (10) years from the date hereof, as set forth in Section 1(e) above (“Expiration Date”). This Option shall earlier terminate subject to Sections 7 and 8 hereof upon and as of the date of, the termination of Optionee’s office or employment if such termination occurs prior to the Expiration Date. Nothing contained herein shall confer upon Optionee the right to the continuation of their office or employment with the Company or to interfere with the right of the Company to terminate such office or employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable and the Shares shall vest during the term of Optionee’s office or employment as follows:

(a)	58,333 of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $10,000,000, based on the revenue for any two successive quarterly periods, excluding non-recurring one-time payments (as defined below), determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as shown in any of the Company’s Annual Reports on Form 10-K, or Quarterly Reports on Form 10-Q filed with the SEC (collectively “SEC Filings”) after the date hereof; or

(ii)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $250,000,000 for a period of not less than six consecutive months.

(b)	58,333 of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $17,500,000, based on the revenue for any two successive quarterly periods, excluding non-recurring one-time payments, determined in accordance with GAAP as shown in any of the Company’s SEC Filings after the date hereof; or

(ii)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $400,000,000 for a period of not less than six consecutive months.

(c)	58,334 of the Shares shall vest and become exercisable upon satisfaction of the first to occur of the following conditions:

(i)	A minimum annualized revenue run-rate of the Company and its subsidiaries on a consolidated basis of $25,000,000, based on the revenue for any two successive quarterly periods, excluding non-recurring one-time payments, determined in accordance with GAAP as shown in any of the Company’s SEC Filings after the date hereof; or

(ii)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Fully Diluted Market Capitalization (as defined below) of the Company of not less than $475,000,000 for a period of not less than six consecutive months.

(d)	175,000 of the Shares shall vest and become exercisable as to 3,645 of the Shares covered by this Option at the end of each month commencing with the month following the date of this Option, over a period of forty-seven (47) months, plus a final instalment of 3,685 Shares, subject to Optionee’s continued service to the Company.

2

(e)	Upon the occurrence of a Change of Control (as defined below), prior to the occurrence of any of the other vesting conditions, 100% of the Shares subject to this Option shall vest to the extent not previously vested.

(f)	“Fully Diluted Market Capitalization” shall mean the amount which results from the following calculations or determinations:

(i)	the VWAP of the Shares during the 30 Trading Days immediately prior to each date on which the Fully Diluted Market Capitalization is to be determined multiplied by

(ii)	the aggregate of the following amounts (1) the number of issued and outstanding Shares of common stock on the relevant date; and (2) the number of Shares which are issuable pursuant to the exercise of any options of warrants or other instruments giving the right to call for the issuance of Shares, at an exercise price which is not more than the applicable VWAP under sub-section (i) above; and (3) the number of Shares which are issuable pursuant to the conversion of any convertible note or other instruments giving the right to convert into Shares, at a conversion price which is not more than the applicable VWAP under sub-section (i) above.

(d)	“Change of Control” shall have the meaning set forth in Optionee’s Executive Retention Agreement, except if any of the events set forth in such Agreement occurs in circumstances of the liquidation of the Company pursuant to a bankruptcy, or other insolvency proceeding.

(e)	“Non-recurring one-time payments” shall mean any revenue or accounts receivable derived from (i) sales of inventory, goods, equipment, or other assets of the Group not in the ordinary course of business, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, or (iv) revenue received due to one-time, non-recurring transactions.

By way of example, if in a particular quarter the Company has $3,000,000 of revenue but $1,000,000 results from the sale of a subsidiary, or its assets, then for the purposes of the revenue condition the Company shall be deemed to have had revenue of $2,000,000 in that quarter and an annualized revenue run rate of $8,000,000.

(f)	“Trading Day” means a day on which the principal trading market for the Shares is open for trading.

(g)	“VWAP” shall mean, for Shares as of any date, the dollar volume-weighted average price for such security on the principal market or exchange on which the Shares are traded during each Trading Day as reported by Nasdaq.

(h)	The installments shall be cumulative (i.e., this option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this Option). If any vesting condition is not satisfied before the earlier of the expiration or termination date of this Option, or termination of the Optionee’s service to the Company, the Option shall lapse as to the unvested Shares.

3

6. Exercise.

(a) Standard Exercise. This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A; and (ii) a check or wire transfer in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board consistent with the Plan) and any taxes (including withholding taxes) payable by the Optionee upon exercise. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during their lifetime, except as provided in Section 8 hereof.

(b) Cashless Exercise. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with (i) a written notice of the holder’s intention to effect a cashless exercise, and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (a “Cashless Exercise”); and (ii) a check or wire transfer in the amount of any taxes (including withholding taxes) payable by the Optionee upon exercise. In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date. Market Price and the number of Shares issuable on a Cashless Exercise shall be as calculated by the Company, whose determination thereof shall be final save in the case of mathematical or other manifest error.

Further, if implemented by the Company, all or part of the Exercise Price and any taxes (including withholding taxes) may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

7. Termination of Employment.

(a) If Optionee shall cease to be a director, employee or contractor of the Company for any reason, whether voluntarily or involuntarily, other than by their death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee’s personal representative or the person entitled to succeed to the Option) shall have the right at any time within three (3) months following such termination of office or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of office and had not previously been exercised; provided, however: (i) if Optionee is permanently disabled (within the meaning of Section 22(e)(3) of the Code) at the time of termination, the foregoing three (3) month period shall be extended to one (1) year; or (ii) if Optionee is terminated for “Cause” (as defined below) this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination. Unless earlier terminated, all rights under this Option shall terminate in any event on the Expiration Date.

(b) If the term “Cause” is defined in any employment agreement between the Optionee and the Company, then such definition shall be used. In all other cases “Cause” in this Agreement means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Optionee’s employment or office with Company; (ii) intentional damage to the Company’s assets; (iii) intentional disclosure of Company’s confidential information contrary to the Company’s policies; (iv) breach of Optionee’s obligations to the Company; (v) intentional engagement in any competitive activity which would constitute a breach of Optionee’s duty of loyalty or of Optionee’s obligations to the Company; (vi) intentional breach of any of Company’s policies; (vii) the willful and continued failure to substantially perform Optionee’s duties for Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by Optionee that is demonstrably and materially injurious to the Company, monetarily or otherwise.

4

8. Death of Optionee. If the Optionee shall die while holding office of the Company, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within one (1) year after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such Shares are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been “effected without receipt of consideration by the Company”.

11. Reorganization. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets. The provisions of the Plan shall govern the rights of the Optionee in the event of a Reorganization as defined in the Plan.

12. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

13. Modification, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan, the Code and all relevant securities statutes and rules. Notwithstanding the foregoing provisions of this Section 13, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

5

14. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least six months following the effective date of registration of such offering.

15. Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and delivered to the Company Attn: General Counsel and shall be deemed to be delivered upon receipt, or by e-mail to legal@authid.ai, or in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, or by e-mail addressed to Optionee at the address last provided by Optionee for their employee/officer records.

16. Agreement Subject to Plan; Applicable Law. This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan, except to the extent expressly approved by the Board. This Option has been granted, executed and delivered in the State of Delaware, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

17. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iii) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be processed and used in accordance with applicable law and in accordance with the Company’s privacy policy from time to time in force.

[Signature page follows]

6

In Witness Whereof, the parties hereto have executed this Option Agreement as of the date first above written.

COMPANY:	Ipsidy Inc.,
a Delaware corporation

By:
	Name:	Thomas L. Thimot
Title: CEO

OPTIONEE:

By:
(signature)
	Name:	HANG THI BICH PHAM

7

Appendix A

NOTICE OF EXERCISE

Ipsidy Inc.

________________

________________

Re: Non-statutory Stock Option

Notice is hereby given pursuant to Section 6 of my Non-statutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Non-statutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

EITHER

1) A check in the amount of the aggregate price of the shares being purchased is attached/wire transfer for such amount is being sent.

OR

2) I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement.

The Company shall determine the Market Price* as of the date of this Exercise Notice and the resulting number of shares of common stock to be issued on a cashless exercise basis and promptly notify the Option holder thereof.

* Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date.

Further, I understand that the exercise of the Options will give rise to taxable income at the time of exercise, and that taxes will be payable in addition to the Exercise Price under the Option, whether by deduction from my compensation, or by my additional payment to the Company.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2021 Equity Incentive Plan.

By: ______________________

Dated: ____________________

EXHIBIT B

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of April 25, 2022 by and between IPSIDY INC., a Delaware corporation (the “Company”), and HANG THI BICH PHAM (the “Executive”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURPOSE AND TERM

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of (i) a Termination Upon Change of Control or (ii) an Involuntary Termination. Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

2. TERMINATION GENERALLY

2.1 Termination of Employment Generally. In the event the Executive’s employment with the Company terminates, for any reason whatsoever including death or disability the Executive shall be entitled to the benefits described in this Section 2.1.

2.1.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive on such Date.

2.1.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date.

2.1.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

3. TERMINATION UPON CHANGE OF CONTROL

3.1 Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary and 100% of Executive’s target annual bonus for the year in which the Termination Date occurs (or, if greater, the target annual bonus in effect immediately prior to the Change of Control) which shall be paid in a lump sum payment within ten (10) days following the Termination Date; provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. The severance payment payable hereunder shall be reduced to the extent of the amount of any bonus payable to Executive upon a Change of Control.

3.2 COBRA. The Company will reimburse Executive for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) 12 months following the Termination Date, (ii) the date Executive is eligible for health coverage for Executive and Executive’s eligible dependents from a new employer or (iii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of the Termination Date, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to 150% of 12 months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the Termination Date.

3.3 Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive.

3.4 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

4. INVOLUNTARY TERMINATION

4.1 Severance Payment. In the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary, which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. Notwithstanding the foregoing, if the Involuntary Termination occurs within the first twelve (12) months following the Effective Date, the amounts paid will instead equal six (6) months of the Executive’s Base Salary.

4.2 Bonus Payment. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Executive’s Involuntary Termination, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months the Executive remained in the employ of the Company (the majority of a month counting as a full month); provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if the Executive’s target bonus at 100% equals $120,000 for the calendar year and the Executive is terminated on October 16th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

4.3 COBRA. The Company will reimburse Executive for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to COBRA until the earlier of (i) 12 months following the Termination Date, (ii) the date Executive is eligible for health coverage for Executive and Executive’s eligible dependents from a new employer or (iii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of the Termination Date, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to 150% of 12 months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the Termination Date.

4.4 Equity Compensation Exercise. Upon the Executive’s Involuntary Termination, (i) the Exercise Period with respect to vested Shares, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire two (2) years from the date of Involuntary Termination or the remaining term of the relevant equity award, whichever is the lesser; and (ii) the vesting and exercisability of then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans shall be accelerated as to such number of the shares subject to any such equity awards granted to the Executive, as would (but for such Termination) vest during the period of 12 months following the date of Involuntary Termination. All other unvested Shares under any such grants or other equity awards shall lapse and no longer be exercisable as of the date of Involuntary Termination.

4.5 Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

5. FEDERAL EXCISE TAX UNDER SECTION 280G

5.1 Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then such amounts will either be (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such amounts being subject to excise tax pursuant to Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amounts, notwithstanding that all or some portion of such amounts may be taxable under Code Section 4999. If a reduction in the amounts constituting “parachute payments” is necessary so that no portion of such amounts are subject to the excise tax under Code Section 4999, the reduction will occur in the following order: (i) reduction of the cash severance payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduce; (ii) cancellation of accelerated vesting of equity awards which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of continued employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

5.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

6. DEFINITIONS

6.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

6.2 “Base Salary” means the greater of (a) if applicable, the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

6.3 “Cause” means:

(a)	the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Company (the “Board”) or Executive’s immediate superior; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c)	the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Executive’s non-competition agreement, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

(d)	The Executive is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud that the Company reasonably believes would have a material adverse effect on the Company.

6.4 “Change of Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(d)	a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(e)	the dissolution or liquidation of the Company.

6.5 “Company” shall mean IPSIDY INC. and, following a Change of Control, any Successor.

6.6 “Company Plans” shall mean the Company’s 2021 Equity Incentive Plan and any employee equity plan that replaces or supplements such plan, as well as any grant of stock options, restricted stock, stock appreciation rights, stock award, or stock purchase offer, which may be made to Executive outside of any such plan.

6.7 “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason, or (5) that would qualify as a Termination Upon Change of Control hereunder.

6.8 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control).

(c)	A material reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s Base Salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control; provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance.

(e)	A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement.

The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.

6.9 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

6.10 “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.

6.11 “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

6.12 “Termination Date” means the date of the termination of the Executive’s employment with the Company.

6.13 “Termination Upon Change of Control” means:

(a)	any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change in Control and in any event within twelve (12) months following the expiration of any Company cure period.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

7. EXCLUSIVE REMEDY

7.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7.2 No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

7.3 Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company in the form attached hereto as Exhibit 1; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

7.4 Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control or Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, the Executive waives Executive’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

8. ARBITRATION

8.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

8.2 Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for their own costs and attorneys’ fees.

8.3 Site of Arbitration. The site of the arbitration proceeding shall be in Austin, Texas.

9. NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: General Counsel, at the Company’s offices at 670 Long Beach Boulevard, Long Beach, New York 11561 USA or legal@ipsidy.com and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12. MISCELLANEOUS PROVISIONS

12.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

12.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.3 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

12.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to where the Executive has their residence or principal office or where they perform their duties hereunder.

12.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

12.7. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any provision in this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and this Agreement shall be interpreted consistently therewith. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, to the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate and distinct “payments” for purposes of Section 1.409A of the Code. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company makes no representation that any or all of the payments described or referenced in this letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, and Company’s only obligation is to comply with its obligations set forth herein.

12.8 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied). The Executive hereby acknowledges, represents and warrants that they have been individually represented by counsel in negotiating and signing this agreement.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive

/s/ Hang Thi Bich Pham
HANG THI BICH PHAM

7208 Cielo Azul Pass
Austin, TX 78732

Ipsidy Inc.

By:	/s/ Thomas L. Thimot
Thomas L. Thimot, CEO

EXHIBIT 1

RELEASE OF CLAIMS

This General Release of all Claims (this “Release”) is entered into on [●], by and between IPSIDY INC., a Delaware corporation (the “Company”), and HANG THI BICH PHAM (the “Executive”).

In accordance with Section 7.3 of the Executive Retention Agreement by and between the Company and the Executive, effective __________, 2021 (the “Retention Agreement”), in consideration of the payments and benefits to which the Executive is entitled pursuant to the Retention Agreement subject to the execution and non-revocation of this Release, the Executive agrees as follows:

●	General Release and Waiver of Claims.

○	Release. The Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company to pay the amounts due and owing to Executive on the Termination Date or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company; any indemnification or similar rights the Executive has as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; and the Executive’s right to reimbursement of business expenses.

○	Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with their termination to consult with an attorney of their choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Release and to consult with an attorney of their choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release. The Executive also understands that they have seven (7) calendar days following the date on which they sign this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of their revocation of the release and waiver contained in this paragraph.

○	Release of All Claims. The Executive acknowledges, understands and agrees that they may later discover Claims or facts in addition to or different from those which they now knows or believes to be true with respect to the subject matters of this Release, but that it is nevertheless their intention by signing this Release to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

○	For California Residents - California Civil Code Section 1542 Waiver. The Executive has read the provisions of California Civil Code Section 1542 and has consulted their own counsel regarding that section. The Executive waives any and all rights under California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY THEM, WOULD HAVE MATERIALLY AFFECTED THEIR SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

○	Executive agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims. In furtherance of the Executive’s intent, the release in this Release shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

○	No Assignment. The Executive represents and warrants that they have not assigned any of the Claims being released under this Release.

● Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than in respect of any matter described in the proviso to Section 1(a) of this Release (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right they have may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

● Remedies. The Executive understands that by entering into this Release they have will be limiting the availability of certain remedies that they have may have against the Company and limiting also their ability to pursue certain claims against the Company.

● Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

● Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

● Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.

● Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Retention Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT THEY HAVE READ THIS RELEASE AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT THEY HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first set forth below.

EXECUTIVE:

______________________________________
HANG THI BICH PHAM

ACKNOWLEDGED AND AGREED

IPSIDY INC.

By:	_________________________________
Its:	_________________________________

EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT is entered into as of the 25th day of April, 2022 between I the undersigned HANG THI BICH PHAM residing at 7208 Cielo Azul Pass Austin, TX 78732 and IPSIDY INC., a Delaware corporation with a place of business at 670 Long Beach Boulevard, Long Beach, New York 11561 USA, (the “Company”).

WHEREAS, I have agreed to be an employee of the Company or one of its affiliated entities (collectively referred to herein as the “Company”).

IN CONSIDERATION OF, and as a condition of my employment with the Company (the receipt and sufficiency of which I hereby acknowledge) I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its rights in “Inventions” (as defined in Section 2 below), its “Confidential Information” (as defined in Section 7 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment, including for the avoidance of doubt any such works prepared prior to the date hereof are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

4. Assignment of Inventions. I agree that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

5. Assignment of Other Rights; Moral Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way, at the Company’s cost, to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information that may be disclosed to me by the Company and its officers, employees, shareholders or agents, whether orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or which is otherwise accessible to me, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company including all information received by the Company from third parties, which is subject to an obligation of confidentiality (the “Confidential Information”). Such Confidential Information includes, but is not limited to, Assigned Inventions, computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning the Company and its customers. I hereby acknowledge that all such Confidential Information belongs to the Company (or the respective customer, supplier or third party, which suppli

8. Confidentiality. At all times, both during my employment and after its termination (without limitation in point of time), I will keep and hold all such Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information. I agree that I shall at all times comply with the Company’s Information Security Policy and Procedures from time to time in force. I acknowledge that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

9. No Breach of Agreement or Infringement. I represent that my acceptance of the Company’s offer of employment, performance of all the terms of this Agreement and my duties as an employee of the Company will not so far as I am aware breach any invention assignment, proprietary information, confidentiality or similar agreement with any other party, nor infringe the rights of any third party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. I acknowledge that the Company is relying upon my warranty, representation and acknowledgement in this paragraph in offering me employment.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws. I hereby submit to the jurisdiction of and consent to suit in the courts, Federal and State located in the State of New York with respect to any matter or dispute arising out of this Agreement.

13. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

17. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to any entity which is my employer. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

18. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SIGNED AS OF THIS 25th_ DAY OF APRIL 2022

HANG THI BICH PHAM

/s/ Hang Thi Bich Pham